Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub

President and Chief Executive Officer

Tel. (914) 593-0809

KTRAUB@ABNH.COM

Alan Goldstein

Vice President and Chief Financial Officer

Tel. (914) 593-0844

AGOLDSTEIN@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Elmsford, NY - November 11, 2004 – American Bank Note Holographics, Inc. (“ABNH”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the third quarter and nine months ended September 30, 2004.

Net income for the third quarter of 2004 was $0.6 million, or $0.03 per share, compared with net income of $0.3 million, or $0.02 per share, for the third quarter of 2003.  Net income for the first nine months of 2004 was $1.3 million, or $0.07 per share, compared with net income of $0.6 million, or $0.03 per share for the first nine months of 2003.

Sales for the third quarter of 2004 were $5.8 million, compared with $4.6 million for the third quarter of 2003.  Sales for the first nine months of 2004 were $15.7 million, compared with $13.4 million for the first nine months of 2003

Kenneth H. Traub, President and CEO of ABNH, commented, “We are pleased to report record results in the third quarter.  Our continued success is largely due to the implementation of new programs in the transaction card, identity document and product authentication markets.  We anticipate continued demand for effective security solutions in these markets, and we are continuing to move forward with investments that we expect to expand our capabilities to address our customers’ product security objectives while enhancing efficiency.”

more

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection and authentication of transaction cards, identification cards, documents of value, consumer and industrial products as well as for packaging and design applications.   ABNH is headquartered in Elmsford, NY.  For more information, visit www.abnh.com

# # #

ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com

-Financial Tables to Follow-

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,803	$11,341
Accounts receivable, net of allowance for doubtful accounts of $180	4,214	3,174
Inventories	2,765	2,386
Deferred income taxes	1,038	981
Prepaid expenses	423	385
Other	—	150
Total current assets	21,243	18,417
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,729 and $9,238	2,683	2,490
Other assets	76	113

Total Assets	$24,002	$21,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,373	$687
Accrued expenses	1,807	1,627
Customer advances	71	49
Income taxes payable	745	—
Total current liabilities	3,996	2,363
Deferred income taxes	1,213	1,208
Total liabilities	5,209	3,571

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,483,720 shares	185	185
Additional paid-in capital	23,994	23,994
Accumulated deficit	(5,386)	(6,730)
Total Stockholders’ Equity	18,793	17,449

Total Liabilities and Stockholders’ Equity	$24,002	$21,020

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Sales	$5,808	$4,629	$15,749	$13,442
Royalty income	—	—	13	47
	5,808	4,629	15,762	13,489
Costs and expenses:
Cost of goods sold	2,413	2,090	6,943	6,094
Selling and administrative	1,939	1,520	5,373	4,911
Research and development	319	339	967	903
Depreciation and amortization	171	184	495	547
	4,842	4,133	13,778	12,455

Operating income	966	496	1,984	1,034

Other income:
Interest income	29	22	77	73
Patent agreement	—	—	178	—
	29	22	255	73

Income before provision for income taxes	995	518	2,239	1,107
Provision for income taxes	397	220	895	470

Net income	$598	$298	$1,344	$637

Net income per share:
Basic and diluted	$0.03	$0.02	$0.07	$0.03